Exhibit 99.1





Media and Investor Contact:
Andrea Turner
(615) 855-5209


                 DOLLAR GENERAL NAMES JAMES D. ROBBINS TO BOARD

GOODLETTSVILLE, Tennessee, April 4, 2002 - Dollar General Corporation (NYSE: DG) announced it has named James D. Robbins to its Board of Directors. Mr. Robbins has been appointed to serve on Dollar General's audit committee.

Chairman and CEO Cal Turner, Jr. made the announcement saying, "Jim Robbins has an exceptional understanding of accounting and auditing issues in the public company arena. In addition, he is familiar with retailing and with Dollar General. He is more than just an outstanding accounting technician, he has solid management common sense and possesses the personal characteristics important to Dollar General."

Mr. Robbins served from 1993 until his retirement in 2001 as Managing Partner of the Columbus, Ohio office of PricewaterhouseCoopers L.L.P. He joined PricewaterhouseCoopers' predecessor firm, Coopers & Lybrand, in 1968, and he was named partner in 1979.

Mr. Robbins currently serves on the board of directors of two public companies, Huntington Preferred Capital, Inc. and TEAM Mucho, Inc., and he serves as the chairman of each company's audit committee.

Mr. Robbins holds a Bachelor of Science degree from the University of Kentucky. He has been a Certified Public Accountant since 1970, and he currently holds CPA licenses in Kentucky and Ohio.

Mr. Robbins' appointment represents an addition to the Dollar General board of directors, bringing the total number of board members to eleven. As of February 1, 2002, Dollar General operated 5,540 neighborhood stores in 27 states with distribution centers in Florida, Kentucky, Mississippi, Missouri, Ohio, Oklahoma and Virginia.

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